SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                                 _________

                                  FORM 8-A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                           BOISE CASCADE CORPORATION
           (Exact name of registrant as specified in its charter)

          Delaware                                 82-0100960
 (State of incorporation or organization)     (I.R.S. Employer
                                              Identification No.)

 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001
 (Address of principal executive offices)             (Zip Code)

 Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class                Name of each exchange on which
 to be so registered                each class is to be registered

 Common Stock Purchase Rights       New York Stock Exchange, Inc.

                                    Chicago Stock Exchange, Inc.


      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

 Securities Act registration statement file number to which this form relates: _____ (if applicable).

 Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of class)


                INFORMATION REQUIRED IN REGISTRATION STATEMENT


 Item 1.   Description of Securities to be Registered.

           On September 25, 1997, the Board of Directors of Boise Cascade Corporation (the "Company") renewed the Company's existing Rights Agreement (the "Existing Rights Agreement"), amended and restated as of September 25, 1990, between the Company and First Chicago Trust Company of New York, as rights agent (the "Rights Agent"), by adopting a Renewed Rights Agreement between the Company and the Rights Agent (the "Renewed Rights Agreement"). Pursuant to the Renewed Rights Agreement, the Company declared a dividend distribution of one Right for each share of the Company's common stock, par value $2.50 per share (the "Common Stock"), outstanding upon the "Expiration Date" under the Existing Rights Agreement (the "Record Date") and for each share of Common Stock issued or transferred from the Company's treasury between the Record Date and the Distribution Date (as defined below), and under certain circumstances thereafter. The Record Date is expected to occur on December 13, 1998, but may occur in advance of that time under certain circumstances. As described below, the new Rights are redeemable under certain circumstances at $.01 per Right, subject to adjustment, and will expire on December 13, 2008, subject to extension or earlier redemption or expiration.

            The description and terms of the Rights are set forth in the Renewed Rights Agreement. Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Renewed Rights Agreement.

           Initially, the Rights will be attached to all certificates representing shares of Common Stock, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 Business Days, subject to extension by the Company's Board of Directors, following a public announcement by the Company that a Person or group of affiliated or associated Persons, with certain exceptions (an "Acquiring Person"), has acquired beneficial ownership of 15% or more of the outstanding shares of "Voting Stock" -- capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally (the date of such announcement being the "Stock Acquisition Date") -- or
 (ii) 10 Business Days, subject to extension by the Company's Board of Directors, following the commencement of a tender offer or exchange offer that would result in a Person becoming an Acquiring Person.

           Until the Distribution Date, (i) the Rights will be transferred with and only with such Common Stock certificates, (ii) the surrender for transfer of any Common Stock certificates will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates and (iii) the Rights will not be exercisable. The Rights will expire on December 13, 2008 (the "Final Expiration Date"), subject to extension by the Company's Board of Directors, unless the Rights are earlier redeemed or expire under the terms of the Renewed Rights Agreement.

           As soon as practicable after the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and from and after the Distribution Date, the separate Rights Certificates alone will evidence the Rights. Except as otherwise required by the Renewed Rights Agreement or determined by the Board of Directors of the Company, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

           In the event (a "Flip-In Event") a Person becomes an Acquiring Person (except pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms which a majority of the Company's directors, which majority shall include a majority of the Company's outside directors (as determined in accordance with the Renewed Rights Agreement), determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "fair offer")), each holder of a Right thereafter will have the right to receive, upon exercise of such Right (including without limitation payment of the Purchase Price), Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price equal to two times the Purchase Price of the Right. The initial Purchase Price of a Right under the Renewed Rights Agreement, which is subject to adjustment, is $175.00 per share of Common Stock issuable upon the exercise of the Right. Notwithstanding the foregoing, following the occurrence of a Flip-In Event, all Rights that are, or (under certain circumstances specified in the Renewed Rights Agreement) were, beneficially owned by certain Acquiring Persons (or by certain related parties) will be null and void in the circumstances set forth in the Renewed Rights Agreement. However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

           In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) the Company shall take part in a merger or other business combination transaction (with certain exceptions) and the Company shall not be the surviving entity or (ii) the Company shall take part in a merger or other business combination transaction (with certain exceptions) in which all or part of the outstanding shares of Common Stock are changed or exchanged or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the Purchase Price of the Right.

           The Purchase Price of the Rights and the number and kind of shares issuable upon exercise of a Right are subject to equitable adjustment in the event of certain stock dividends, subdivisions, splits, combinations and consolidations, an issuance of certain rights, options or warrants and certain distributions of indebtedness, cash or other assets. The Company may elect to adjust the number of Rights in lieu of any adjustment in the number of shares issuable upon exercise of a right.

           At any time until 10 Business Days, subject to extension by the Company's Board of Directors, following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment, payable, at the option of the Company, in cash, Common Stock or such other consideration as the Board of Directors may deem appropriate; provided, however, that the Rights may not be redeemed for 180 days after the effectiveness of an election which results in a majority of the Board of Directors of the Company being comprised of persons not nominated by the directors of the Company in office before the election if that redemption is reasonably likely to have the purpose or effect of allowing any person to become an Acquiring Person or facilitating the occurrence of a Flip-In Event, a Flip-Over Event or a transaction with an Acquiring Person. Immediately upon the effectiveness of the action of the Company's Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price. Under certain circumstances set forth in the Rights Agreement, the Company may exchange the Rights in whole or in part for shares of Common Stock.

           In general, the terms of the Rights and other terms of the Renewed Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. Thereafter, the provisions of the Renewed Rights Agreement may be amended by the Board of Directors of the Company only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties) or to shorten or lengthen any time period under the Renewed Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable, or any other time period unless such lengthening is for the purpose of protecting or enhancing or clarifying the rights of, or the benefits to, the holders of Rights (other than an Acquiring Person or an Affiliate of an Acquiring Person). Notwithstanding the foregoing, certain key financial terms of the Rights may not be supplemented or amended or only may be supplemented or amended on a limited basis.

           Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

           As of September 30, 1998, there were 56,333,984 shares of Common Stock outstanding and no shares of Common Stock in the Company's treasury. Each share of Common Stock outstanding on the Record Date will receive one Right. As long as the Rights are attached to the Common Stock, the Company will issue one Right, subject to adjustment, for each share of Common Stock issued or transferred from the Company's treasury between the Record Date and the Distribution Date, and under certain circumstances thereafter, so that all such shares will have attached Rights.

           The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on an unsolicited basis without conditioning the offer on either redemption of the Rights or a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company.

           The Renewed Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the form of Rights Certificate, is filed herewith as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibit 1.


 Item 2.   Exhibits.

           Exhibit
           Number    Description of Exhibit
           -------   ----------------------

           1 Renewed Rights Agreement dated as of September 25, 1997 between Boise Cascade Corporation and First Chicago Trust Company of New York (which includes as Exhibit A thereto the Form of Rights Certificate)*

    _______________

    * Incorporated herein by reference to Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q dated and filed with the Securities and Exchange Commission on November 12, 1997 (File No. 1-5057)


                                 SIGNATURE


           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               BOISE CASCADE CORPORATION


 Dated: November 24, 1998      By /s/ Karen E. Gowland
                                 __________________________
                                 Name:  Karen E. Gowland
                                 Title: Vice President



                             INDEX TO EXHIBITS

 Exhibit
 Number    Exhibit                                                 Page No.
 -------   -------                                                 --------

   1       Renewed Rights Agreement dated as
           of September 25, 1997 between
           Boise Cascade Corporation and First
           Chicago Trust Company of New York (which includes as Exhibit A thereto the Form of Rights Certificate)*


 __________________

  * Incorporated herein by reference to Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q dated and filed with the Securities and Exchange Commission on November 12, 1997 (File No. 1-5057)